Exhibit 99.1

GAIAM Reports Fourth Quarter and Full Year 2015 Results

BOULDER, CO, March 15, 2016 — GAIAM, Inc. (NASDAQ: GAIA), a leading lifestyle company for yoga, fitness and wellness products and conscious content, reported financial results for the fourth quarter and full year ended December 31, 2015.

Financial Highlights vs. Prior Year Period

•	Total revenue for 2015 increased 13% over 2014 and 19% when excluding planned declines in catalog sales

•	Income from operations for 2015 improved $9.3 million over 2014

•	2015 net cash flows from operating activities improved $17.1 million

•	Total revenue for the fourth quarter increased 5% over 2014 and 10% when excluding planned declines in catalog sales

“Despite a difficult retail environment during the holiday season, fourth quarter results included double-digit comparable sales growth at our top 25 customers not including our largest account,” said Lynn Powers, CEO of GAIAM. “We continue to receive significant interest in our products from a growing number of retailers, including Bed, Bath & Beyond, who will now carry Gaiam branded store-within-stores in 600 of their doors. We completed the transition of our catalog business to a more e-centric model, which lowered revenues by $7.6 million and improved operating profit $3.5 million for the year. We are continuing to invest in product development, while forging new retail partner relationships for our upcoming wellness and apparel line, which positions us well for sustained growth and profitability in 2016 and beyond.”

Fourth Quarter Results

Net revenue in the fourth quarter of 2015 increased 5% to $57.9 million compared to $55.4 million in the same year-ago quarter. Gaiam Brand net revenue in the fourth quarter increased 3% to $54.4 million compared to the year-ago quarter. Excluding planned declines in catalog sales, Gaiam Brand net revenue in the fourth quarter increased 9% to $52.6 million. Gaia net revenue increased 35% to $3.6 million in the fourth quarter of 2015.

Gross profit in the fourth quarter increased 10% to $27.5 million compared to $25.0 million in the year-ago quarter. As a percentage of net revenue, gross profit increased 230 basis points to 47.4% compared to 45.1% in the year-ago quarter, due primarily to a lower amount of promotional sales. Additionally, the growth of the high-margin Gaia business continues to drive increases in the overall gross profit margin.

Operating expenses in the fourth quarter increased 5% to $23.7 million compared to $22.5 million in the year-ago quarter. As a percentage of net revenue, operating expenses increased 20 basis points to 40.9% compared to 40.7% in the year-ago quarter due to investments to grow and support the company’s apparel line. Operating expenses include a non-recurring charge related to the recent bankruptcy filing by one of the company’s customers, as well as costs associated with the separation of the Gaiam Brand and Gaia business units.

Income from operations in the fourth quarter improved 54% to $3.8 million compared to $2.5 million in the year-ago quarter.

Net income from continuing operations for the fourth quarter improved $0.8 million to $2.1 million or $0.08 per diluted share, compared to $0.03 per share in the year-ago quarter.

Effective December 31, 2015, Cinedigm and GAIAM resolved all legal disputes between the parties. No additional charges were recorded in the fourth quarter as a result of the settlement.

Full Year Results

Net revenue for 2015 increased 13% to $188.0 million compared to $166.7 million in 2014, reflecting the success of the Gaiam Brand apparel launch and increased Gaia subscribers. When excluding planned declines in the direct-to-consumer business of $7.6 million, net revenue increased a strong 19%. Net revenue for Gaia increased 36% to $13.5 million compared to $9.9 million in 2014.

Income from operations for 2015 improved $9.3 million to $4.2 million compared to a $5.1 million loss in 2014. The transition of the direct-to-consumer business, while negatively impacting sales, accounted for $3.5 million of the improvement, and Gaia achieved a $3.1 million improvement year over year.

Net income from continuing operations in 2015 improved to $1.1 million or $0.01 per diluted share, compared to a loss of $5.6 million or ($0.27) per share in 2014.

At December 31, 2015, cash totaled $13.8 million. The Company continues to carry no debt. The $17.1 million net improvement in 2015 cash flows from operating activities was the result of a $20.8 million improvement from continuing operations offset by a $3.7 million reduction from discontinued operations.

“We are in the final stages of separating our segments,” said GAIAM Chairman Jirka Rysavy. “Revenue growth of 19% in the Gaiam Brand segment and 36% growth in the Gaia segment combined with the $9.3 million increase in operating income and $17.1 million improvement in our operating cash flow for the year are a good basis for 2016.”

Conference Call

GAIAM is hosting a conference call today, March 15, 2016, beginning at 5:00 p.m. ET (3:00 p.m. MT). The conference call dial-in numbers are (888) 695-0614 or (719) 325-2286 for international callers, passcode 2171146. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until March 29, 2016 by dialing (877) 870-5176 or (858) 384-5517 for international callers, passcode 2171146.

About GAIAM

GAIAM, Inc. (NASDAQ: GAIA) is a leading lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 19,000 store within stores, 5,000 category management locations, and e-commerce, GAIAM is dedicated to making yoga, fitness and wellness accessible to all. Gaia (formerly GAIAM TV) is a global digital video streaming service that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through most internet devices. GAIAM dominates the health and wellness category and owns the largest library of conscious media. For more information about GAIAM, please visit www.gaiam.com or call 1.800.869.3603.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas	Cody Slach
Chief Financial Officer	Liolios
(303) 222-3782	(949) 574-3860
Steve.Thomas@gaiam.com	GAIA@liolios.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
Net revenue	$57,934	100.0%	$55,376	100.0%
Cost of goods sold	30,472	52.6%	30,377	54.9%

Gross profit	27,462	47.4%	24,999	45.1%
Selling and operating	18,475	31.9%	19,877	35.9%
Corporate, general and administration	5,192	9.0%	2,651	4.7%

Income from operations	3,795	6.5%	2,471	4.5%
Interest and other expense, net	(1,131)	-1.9%	(547)	-1.0%

Income before income taxes and noncontrolling interest	2,664	4.6%	1,924	3.5%
Income tax expense	598	1.0%	681	1.3%

Net income from continuing operations	2,066	3.6%	1,243	2.2%
Income (loss) from discontinued operations, net of tax	179	0.3%	(3,273)	-5.9%

Net income (loss)	2,245	3.9%	(2,030)	-3.7%
Net income attributable to the noncontrolling interest	(128)	-0.2%	(338)	-0.6%

Net income (loss) attributable to Gaiam, Inc.	$2,117	3.7%	$(2,368)	-4.3%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$0.08		$0.03
From discontinued operations	0.01		(0.13)

Net income (loss) per share attributable to Gaiam, Inc.	$0.09		$(0.10)

Weighted-average shares outstanding:
Basic	24,519		24,470

Diluted	24,626		24,470

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Year Ended December 31, 2015		Year Ended December 31, 2014
Net revenue	$188,018	100.0%	$166,694	100.0%
Cost of goods sold	103,249	54.9%	91,189	54.7%

Gross profit	84,769	45.1%	75,505	45.3%
Selling and operating	64,160	34.1%	68,470	41.1%
Corporate, general and administration	16,428	8.8%	12,121	7.3%

Income (loss) from operations	4,181	2.2%	(5,086)	-3.1%
Interest and other expense, net	(1,871)	-1.0%	(655)	-0.4%
Gain on sale of investments	—	0.0%	1,480	0.9%

Income (loss) before income taxes and noncontrolling interest	2,310	1.2%	(4,261)	-2.6%
Income tax expense	1,219	0.6%	1,369	0.8%

Net income (loss) from continuing operations	1,091	0.6%	(5,630)	-3.4%
Loss from discontinued operations, net of tax	(12,103)	-6.4%	(3,327)	-2.0%

Net loss	(11,012)	-5.8%	(8,957)	-5.4%
Net income attributable to the noncontrolling interest	(694)	-0.4%	(959)	-0.5%

Net loss attributable to Gaiam, Inc.	$(11,706)	-6.2%	$(9,916)	-5.9%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders – basic and diluted:
From continuing operations	$0.01		$(0.27)
From discontinued operations	(0.49)		(0.14)

Net loss per share attributable to Gaiam, Inc.	$(0.48)		$(0.41)

Weighted-average shares outstanding:
Basic	24,510		24,228

Diluted	24,612		24,228

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$13,772	$15,772
Accounts receivable, net	26,999	30,266
Inventory, less allowances	17,303	20,154
Other current assets	14,843	11,998
Current assets of discontinued operations	—	582

Total current assets	72,917	78,772
Property and equipment, net	25,046	23,231
Media library, net	9,117	7,691
Goodwill	15,448	15,448
Other intangibles, net	866	823
Other assets	5,148	12,667

Total assets	$128,542	$138,632

Liabilities and Equity
Current liabilities:
Accounts payable	$19,384	$18,837
Accrued liabilities	20,365	20,236

Total current liabilities	39,749	39,073
Total equity	88,793	99,559

Total liabilities and equity	$128,542	$138,632